Q77(h) (Change in Control)
Virtus Alternatives Diversifier Fund (Series 9):
Maril & Co. ("Maril"), on behalf of its customers, ceased having control on January 16, 2014, due to a large redemption of its shares. As of the end of the period, Meril owned 16.59% of the shares (as measured in assets).
Virtus Emerging Markets Equity Income Fund (Series 34):
NFS LLC ("NFS"), on behalf of its customers, ceased having control on December 19, 2013, due to a large number of purchases by individual shareholders. As of the end of the period, NFS owned 0% of the shares (as measured in assets). Virtus Partners Inc. ("Virtus") ceased having control on December 19, 2013, due to a large number of purchases by individual shareholders. As of the end of the period, Virtus owned 0.27% of the shares (as measured in assets).
Virtus Emerging Markets Small Cap Fund (Series 42):
Virtus acquired control at the fund's inception on December 17, 2013. As of the end of the period, Virtus owned 99.81% of the shares (as measured in assets).
Virtus Greater European Opportunities Fund (Series 27)
Brown Brothers Harriman and Company ("BBH") , on behalf of its customers, ceased having control on January 27, 2014, due to the redemption of seed money by its client. As of the end of the period, BBH owned 0% of the shares (as measured in assets).
Pershing LLC ("Pershing"), on behalf of its customers, acquired control on or about January 27, 2014, due to the redemption of seed money by a client of BBH. As of the end of the period, Pershing owned 29.70% of the shares (as measured in assets).
Virtus Herzfeld Fund (Series 36)
Pershing, on behalf of its customers, acquired control on or about November 1, 2013, due to a series of purchases that began in October 2013. As of the end of the period, Pershing owned 30.15% of the shares (as measured in assets).
Virtus International Equity Fund (Series 28)
Charles Schwab & Co. ("Charles Schwab"), on behalf of its customers, ceased having control on or about October 4, 2013, due to a large redemption of its shares. As of the end of the period, Charles Schwab owned 0% of the shares (as measured in assets).